FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission file number 0-11949

                          SILVER SCREEN PARTNERS, L.P.
                        (a Delaware Limited Partnership)
             (Exact name of registrant as specified in its charter)

                       Chelsea Piers - Pier 62, Suite 300
                            New York, New York 10011
                                 (212) 336-6700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices

                     Units of Limited Partnership Interest
                     -------------------------------------
         (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [  ]           Rule 12h-3(b)(1)(ii)  [  ]
          Rule 12g-4(a)(1)(ii) [  ]           Rule 12h-3(b)(2)(i)   [  ]
          Rule 12g-4(a)(2)(i)  [  ]           Rule 12h-3(b)(2)(ii)  [  ]
          Rule 12g-4(a)(2)(ii) [  ]           Rule 15d-6            [X ]
          Rule 12h-3(b)(1)(i)  [X ]

     Approximate  number of holders of record as of the
     certification or notice date:                         0
                                                        -------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Silver Screen Partners III, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 29, 1998                    SILVER SCREEN PARTNERS, L.P.
                                            (a Delaware Limited Partnership)


                                            By    SILVER SCREEN MANAGEMENT, INC.
                                                  Managing General Partner

                                             By   /s/ Roland W. Betts
                                                  ------------------------------
                                                  Roland W. Betts,
                                                  President/Treasurer